EXHIBIT 99.1

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Financial Statements

For the Years Ended December 31, 2012 and 2011

GEORGIA-CAROLINA BANCSHARES, INC.

Table of Contents

Financial Statements

For the Years Ended December 31, 2012 and 2011

Page

Reports of Independent Registered Public Accounting Firms	1-2

Consolidated Statements of Financial Condition	3

Consolidated Statements of Operations	4

Consolidated Statements of Comprehensive Income	5

Consolidated Statements of Shareholders’ Equity	6

Consolidated Statements of Cash Flows	7

Notes to Consolidated Financial Statements	8-68

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Georgia-Carolina Bancshares, Inc.
Augusta, Georgia

We have audited the accompanying consolidated statement of financial condition of Georgia-Carolina Bancshares, Inc. and subsidiary (the “Company”) as of December 31, 2012, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia-Carolina Bancshares, Inc. and subsidiary as of December 31, 2012, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP

Atlanta, Georgia
March 20, 2013

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Georgia-Carolina Bancshares, Inc.
Augusta, Georgia

We have audited the accompanying consolidated statement of financial condition of Georgia-Carolina Bancshares, Inc. and subsidiary (the “Company”) as of December 31, 2011, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the year then ended.  The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Georgia-Carolina Bancshares, Inc. and subsidiary as of December 31, 2011, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Cherry Bekaert L.L.P.

Atlanta, Georgia
March 20, 2012

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Financial Condition
December 31, 2012 and 2011
(dollars in thousands, except per share data)

	2012	2011
Assets
Cash and due from banks	$30,279	$34,902
Securities available-for-sale	132,760	100,283
Loans	265,831	285,614
Allowance for loan losses	(5,954)	(6,804)
Loans, net	259,877	278,810

Loans held for sale at fair value for 2012	48,432	45,227
Bank-owned life insurance	10,001	9,609
Bank premises and equipment, net	8,790	8,979
Accrued interest receivable	1,772	1,732
Other real estate owned, net	5,876	6,990
Federal Home Loan Bank stock	1,865	2,070
Other assets	6,523	4,650
Total assets	$506,175	$493,252

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Non-interest bearing	$70,880	$52,735
Interest-bearing:
NOW accounts	57,482	44,646
Savings	64,236	63,210
Money market accounts	54,982	52,981
Time deposits of $100,000 or more	111,537	134,655
Other time deposits	57,839	63,168
Total deposits	416,956	411,395

Short-term debt	25,028	-
Long-term debt	-	25,000
Repurchase agreements	3,333	3,565
Other liabilities	4,533	2,847

Total liabilities	449,850	442,807

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	-	-
Common stock, par value $.001; 9,000,000 shares authorized; 3,528,296 and 3,592,140 shares issued and outstanding, respectively	4	4
Additional paid-in capital	15,687	16,301
Retained earnings	39,177	32,988
Accumulated other comprehensive income	1,457	1,152
Total shareholders’ equity	56,325	50,445

Total liabilities and shareholders’ equity	$506,175	$493,252

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Operations

For the Years Ended December 31, 2012 and 2011
(dollars in thousands, except per share data)

	2012	2011
Interest income
Interest and fees on loans	$18,019	$19,624
Interest on taxable securities	2,046	2,208
Interest on nontaxable securities	439	403
Other interest income	65	88
Total interest income	20,569	22,323

Interest expense
Interest on time deposits of $100,000 or more	1,600	2,523
Interest on other deposits	1,403	2,156
Interest on funds purchased and other borrowings	679	1,023
Total interest expense	3,682	5,702

Net interest income	16,887	16,621

Provision for loan losses	(605)	1,727

Net interest income after provision for loan losses	17,492	14,894

Non-interest income
Service charges on deposits	1,524	1,531
Mortgage banking activities	11,376	8,185
Gain (loss) on sale of securities	(105)	58
Other	1,858	1,396
Total non-interest income	14,653	11,170

Non-interest expense
Salaries and employee benefits	12,329	11,883
Occupancy expenses	1,556	1,547
Other real estate owned expenses	2,284	1,084
Other	6,692	5,613
Total non-interest expense	22,861	20,127

Income before income taxes	9,284	5,937

Income tax expense	2,663	1,838

Net income	$6,621	$4,099

Earnings per common share
Basic	$1.84	$1.15
Diluted	$1.84	$1.15

Dividends per common share	$0.12	$0.00

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2012 and 2011
(dollars in thousands)

	2012	2011

Net income	$6,621	$4,099

Other comprehensive income:

Unrealized holding gain arising during the period	350	1,451
Tax effect of unrealized holding gain	(114)	(527)
Reclassification for (gain) loss included in net income	105	(58)
Tax effect of gain/ loss included in net income	(36)	21
Reclassification for other-than-temporary impairment (OTTI) included in net income	-	38
Tax effect of OTTI	-	(9)

Total other comprehensive income	305	916

Comprehensive income	$6,926	$5,015

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2012 and 2011
(dollars in thousands)

	Common Stock Shares	Common Stock Par Value	Additional Paid-in-Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance at January 1, 2011	3,536,715	$4	$15,847	$28,889	$236	$44,976
Net income	-	-	-	4,099	-	4,099
Other comprehensive income	-	-	-	-	916	916
Proceeds from exercise of stock options	22,585	-	78	-	-	78
Stock-based compensation expense	-	-	108	-	-	108
Issuance of stock for compensation	32,800	-	268	-	-	268
Balance at December 31, 2011	3,592,100	$4	$16,301	$32,988	$1,152	$50,445
Net income	-	-	-	6,621	-	6,621
Other comprehensive income	-	-	-	-	305	305
Proceeds from exercise of stock options	45,491	-	253	-	-	253
Stock-based compensation expense	-	-	108	-	-	108
Issuance of restricted stock for compensation	15,988	-	35	-	-	35
Issuance of stock for directors' fees	24,504	-	209	-	-	209
Repurchase of common shares	(149,787)	-	(1,219)	-	-	(1,219)
Dividends	-	-	-	(432)	-	(432)
Balance at December 31, 2012	3,528,296	$4	$15,687	$39,177	$1,457	$56,325

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2012 and 2011
(dollars in thousands)

	2012	2011
Cash flows from operating activities
Net income	$6,621	$4,099
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	622	626
Provision for loan losses	(605)	1,727
Provision for other real estate owned	1,434	-
Gain on sale of other real estate owned	(40)	(132)
(Gain) loss on sale of equipment	(5)	11
(Gain) loss on sale of securities	105	(20)
Mortgage banking activities	(11,376)	(8,185)
Proceeds from sale of loans held for sale	438,048	391,947
Originations of loans held for sale	(429,877)	(382,419)
Increase in cash value of bank-owned life insurance	(392)	(399)
Stock-based compensation expense	108	108
Stock compensation	244	268
Deferred income tax (benefit) expense	(615)	320
Increase in accrued interest receivable	(40)	(35)
(Increase) decrease in other assets	(1,513)	152
Increase (decrease) in accrued interest payable	(215)	(527)
Increase (decrease) in other liabilities	1,901	(120)
Net cash provided by operating activities	4,405	7,421

Cash flows from investing activities
Loan originations and collections, net	14,352	21,517
Purchases of available-for-sale securities	(76,053)	(66,810)
Proceeds from maturities and calls of available-for-sale securities	29,602	35,818
Proceeds from sales of available-for-sale securities	14,324	9,064
Proceeds from sale of FHLB stock	205	457
Proceeds from sale of other real estate owned	4,906	2,782
Net additions to bank premises and equipment	(323)	(240)
Net cash provided by (used in) investing activities	(12,987)	2,588

Cash flows from financing activities
Increase (decrease) in deposits	5,561	(3,354)
Repayments on FHLB advances	(25,000)	-
Proceeds from FHLB advances and other borrowings	25,028	-
Decrease in repurchase agreements	(232)	(3,527)
Proceeds from stock options exercised	253	78
Purchase of stock	(1,219)	-
Cash dividends paid	(432)	-
Net cash provided by (used in) financing activities	3,959	(6,803)

Net increase (decrease) in cash and due from banks	(4,623)	3,206

Cash and due from banks at beginning of the year	34,902	31,696
Cash and due from banks at end of the ye ar	$30,279	$34,902

See notes to consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 1—Summary of significant accounting policies

Nature of business

Georgia-Carolina Bancshares, Inc. (the “Company”) is a one-bank holding company.  Substantially all of its business is conducted by its wholly-owned subsidiary, First Bank of Georgia (the “Bank”). The Bank is engaged in community banking activities through its locations in Thomson and Augusta, Georgia and the surrounding area. Most of the Bank’s loans and loan commitments have been made to customers in the Columbia, Richmond, and McDuffie County, Georgia areas.  Many of the Bank’s loan customers are also depositors of the Bank. The Bank has established a mortgage division that operates as First Bank Mortgage. This division currently has offices in Augusta and Savannah, Georgia. The division originates residential real estate mortgage loans and provides financing to residential construction and development companies. Substantially all residential mortgage loans originated by the division are sold in the secondary market.

The Bank is subject to the regulations of federal and state banking agencies and is periodically examined by them.

Significant accounting policies

Basis of presentation: The consolidated financial statements include the accounts of the Company and the Bank. Significant intercompany transactions and accounts are eliminated in consolidation. The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.

Estimates: The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, the valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans, recourse liability on mortgage loans previously sold, and the fair value of mortgage loans held for sale and the fair value of the interest rate lock and forward commitment derivatives.  In connection with the determination of the allowances for losses on loans and loss estimates on other real estate owned, management obtains independent appraisals for significant properties.  Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 1—Summary of significant accounting policies (continued)

While management uses available information to recognize losses on loans and other real estate owned, future additions to the allowances may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans and valuations of other real estate owned.  Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examinations.  Because of these factors, it is reasonably possible that the allowances for losses on loans and loss estimates for other real estate owned may change materially in the near term.

Significant concentrations of credit risk: A substantial portion of the Bank’s loan portfolio is with customers in the Thomson and Augusta, Georgia market areas.  The ultimate collectability of a substantial portion of the portfolio is therefore susceptible to changes in the economic and market conditions in and around these areas.

Cash and due from banks: For purposes of reporting cash flows, cash and due from banks includes cash on hand and interest-bearing and noninterest-bearing amounts due from banks (including cash items in the process of clearing). The Bank maintains due from accounts with banks primarily located in Georgia and Louisiana. Balances generally exceed insured amounts.

Investment securities: The Bank’s investments in securities are classified and accounted for as follows:

Securities available-for-sale – Securities classified as available-for-sale are identified when acquired as being available-for-sale to meet liquidity needs or other purposes. They are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income.

The Bank has not classified any securities as held-to-maturity or trading.

Realized gains and losses on the sale of securities are determined using the specific-identification method on a trade date basis.  Dividends and interest income are recognized when earned.  The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 1—Summary of significant accounting policies (continued)

Loans and interest income: Loans are stated at principal amounts outstanding less unearned income, deferred fees and costs, and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding at the respective rate of interest, except for unearned interest on discounted loans that is recognized as income over the term of the loan using a method that approximates a level yield.

Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the life of the loan. Loan origination fees and direct loan origination costs on loans held for sale are deferred and recognized at the time the loan is sold.

Accrual of interest income is discontinued for all classes of loans when a loan becomes 90 days past due as to principal and interest or when, in management’s judgment, the interest will not be collectible in the normal course of business. Accrual of interest on such loans is resumed when, in management’s judgment, the collection of interest and principal becomes probable. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current interest income. Interest income is subsequently recognized only to the extent cash payments are received.

The accrual of interest on impaired loans is discontinued when, in management’s judgment, the borrower may be unable to meet payments as due. Impairment on loans is measured using either the discounted expected cash flow method or value of collateral method.  A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts when due according to the contractual terms of the loan agreement.  Impairments on loans are charged to the allowance for loan losses.

Management of the Bank evaluates the borrower’s ability to pay, the value of any collateral, and other factors in determining when a loan is impaired. Management does not consider a loan to be impaired during a period of delay in payment if it is expected that the Bank will collect all amounts due including interest accrued at the contractual interest rate for the period of the delay.  Any loan classified as a troubled debt restructuring is considered impaired.

Interest payments on impaired loans are applied to the remaining principal balance until the balance is fully recovered.  Once principal is recovered, cash payments received are recorded as recoveries to the extent of any principal previously charged-off and then as interest income.

Allowance for loan losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 1—Summary of significant accounting policies (continued)

The allowance consists of specific and general components.  The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impaired loans include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

All loans included on the management watch list are individually evaluated for impairment.  If a loan has an impairment, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.  If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.  For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors.  The Company considers the actual loss history experience over the last four quarters, one year, two year, and three year periods by portfolio segment to determine the historical loss experience used in the general component.  This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment.  These economic factors include consideration of the following:  levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries for the most recent three years; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

For further discussion of portfolio segments and associated risks and grades, please see Note 4 to the consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 1—Summary of significant accounting policies (continued)

Loans held for sale:  Prior to July 1, 2012, mortgage loans originated and intended for sale in the secondary market were carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors.  Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Mortgage loans held for sale are generally sold with servicing rights released. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.  Loans held for sale, for which the fair value option has been elected starting July 1, 2012, are recorded at fair value as of each balance sheet date. The fair value includes the servicing value of the loans as well as any accrued interest.

Interest rate risk is minimal as rates on loans originated and intended for sale are locked with the investor and the loans are held in the portfolio only temporarily until funding from the investor is completed.  The Bank also manages credit risk by having loans greater than $650,000 approved by the secondary market investors, while all other loans are approved internally.

Loans sold under the Company’s mortgage loans held for sale portfolio contain certain representations and warranties in our loan sale agreements which provide that we repurchase or indemnify the investors for losses or costs on loans we sell under certain limited conditions.  Any losses related to loans previously sold are charged against the Company’s recourse liability for mortgage loans previously sold.  The recourse liability is based on historical loss experience adjusted for current information and events when it is probable that a loss will be incurred.

Bank-owned life insurance (BOLI):  In order to insure the lives of its key officers, the Bank has acquired a bank-owned life insurance policy.  BOLI is recorded at its cash surrender value, net of surrender charges and/or early termination charges that are probable at settlement.  The increase in cash value is recorded as other income.

Bank premises and equipment:  Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from five to thirty-nine years.  Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from three to fifteen years.

Other real estate owned: Other real estate owned represents properties acquired through foreclosure or other proceedings. The property is held for sale and is initially recorded at fair value less estimated selling costs at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are performed by management and the assets are carried at the lower of carrying amount or fair value less estimated selling costs.  Expenses to maintain such assets and subsequent changes in the valuations are included in other noninterest expenses, while gains and losses on disposal are included in noninterest income.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 1—Summary of significant accounting policies (continued)

Federal Home Loan Bank Stock: Federal Home Loan Bank Stock consists of the cost of the Company’s investment in the stock of the Federal Home Loan Bank.  The stock has no quoted market value and no ready market exists.  Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings and periodically evaluated for impairment based on ultimate recovery of par value.  Dividends received on this stock are included in other non-interest income.

Mortgage banking derivatives:  Loan commitments, whose underlying mortgage loans at origination will be held for sale upon funding of the loan, are derivative instruments.  Loan commitments are recognized on the consolidated statement of financial condition in other assets and other liabilities at fair value, with changes in their fair values recognized in mortgage banking activities.  At the inception of a loan commitment, the Bank generally will simultaneously enter into a best efforts forward loan sale commitment to protect the Bank from losses on sales of the loans underlying the loan commitment by securing the ultimate sale price and delivery date of the loan.

Loan commitments and related financial instruments:  In the ordinary course of business, the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit.  Such financial instruments are recorded in the consolidated financial statements when they become payable.

Income taxes: Provisions for income taxes are based on amounts reported in the statements of income after exclusion of nontaxable income, such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur.  The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination.  For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.  It is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes and to disclose the recognized interest and penalties, if material.

Stock-based compensation: Compensation cost is recognized for stock options and restricted stock awards issued to employees, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options when granted and this cost is expensed over the required service period which is usually the vesting period of the options.  The market price of the Company’s common stock at the date of grant is used for restricted stock awards and this cost is expensed over the required service period which is usually the vesting period of the stock awards.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 1—Summary of significant accounting policies (continued)

Comprehensive income: Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income, although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the statement of financial condition.  Such items, along with net income, are components of comprehensive income.

Loss Contingencies:  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  Management does not believe there now are such matters that will have a material effect on the financial statements.

Earnings per common share:  Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. The Company’s outstanding stock options are the primary component of the Company’s diluted earnings per share.  All outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends are considered participating securities for this calculation.  Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options.  Earnings and dividends per share are restated for all stock splits and stock dividends through the date of issuance of the financial statements.

Fair value of financial instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note.  Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or in market conditions could significantly affect these estimates.

Reclassifications:  Some items in the prior year financial statements were reclassified to conform to the current presentation.  Reclassifications had no affect on prior year net income or shareholders’ equity.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 1—Summary of significant accounting policies (continued)

Recently issued accounting standards

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” This ASU amends the FASB Accounting Standards Codification to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments to the codification in the ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company’s current practice of presenting a separate consolidated statement of comprehensive income meets the requirements set forth by this amendment.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRSs”).” This ASU represents the converged guidance of the FASB and the International Accounting Standards Board (“IASB”) (the Boards) on fair value measurement.  The collective efforts of the Boards and their staffs, reflected in ASU 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.”  The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs.  The amendments to the FASB Accounting Standards Codification in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application by public entities is not permitted.  The adoption of this standard did not have a material effect on the consolidated financial statements.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 1—Summary of significant accounting policies (continued)

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies, but not specifically addressed in this report, are not expected to have a material impact on the Company’s financial condition, results of operations, or liquidity.

Note 2—Cash and due from banks

Cash and due from banks totaled $30.3 million at December 31, 2012, compared to $34.9 million at December 31, 2011.  Cash on hand, cash items in the process of collection, and amounts due from correspondent banks and the Federal Reserve Bank are included in cash and due from banks.  As of December 31, 2012, interest-bearing cash on deposit with correspondent banks totaled $4.8 million compared to $1.7 million as of December 31, 2011.  Interest-bearing cash on deposit in the Federal Reserve Bank was $14.5 million as of December 31, 2012 compared to $23.9 million as of December 31, 2011. Funds not included in interest bearing deposits, but required to be on reserve with the Federal Reserve Bank to meet regulatory and reserve clearing requirements totaled $3.8 million and $914,000 as of December 31, 2012 and 2011, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 3—Investment securities

The amortized cost and fair value amounts of securities owned as of December 31, 2012 and 2011 are shown below:

	2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)

Securities available-for-sale:
U.S. Government and agency	$55,404	$260	$(99)	$55,565
Corporate bonds	3,052	68	(8)	3,112
Mortgage-backed	50,074	1,313	(92)	51,295
State and municipal	21,974	852	(38)	22,788

Total	$130,504	$2,493	$(237)	$132,760

	2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Securities available-for-sale:

U.S. Government and agency	$31,033	$86	$(50)	$31,069
Mortgage-backed	52,936	1,431	(16)	54,351
State and municipal	14,514	532	(183)	14,863

Total	$98,483	$2,049	$(249)	$100,283

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 3—Investment securities (continued)

The amortized cost and fair value of securities as of December 31, 2012 by contractual maturity are as follows. Actual maturities may differ from contractual maturities in mortgage-backed securities, as the mortgages underlying the securities may be called or prepaid without penalty; therefore, these securities are not included in the maturity categories in the following maturity summary.

	Securities Available-for-Sale
	Amortized Cost	Fair Value
	(dollars in thousands)

Less than one year	$9,995	$9,967
One to five years	13,252	13,395
Five to ten years	30,001	30,680
Over ten years	27,182	27,423
Mortgage-backed securities	50,074	51,295
Total	$130,504	$132,760

Securities with a carrying amount of approximately $53.7 million at December 31, 2012 and $57.0 million at December 31, 2011 were pledged to secure public deposits and for other purposes.

In 2012 the Bank sold $14.3 million in securities available-for-sale, realizing gains of $161,100 and losses of $270,500 for an overall net loss of $109,400.  In 2011 the Bank sold $9.1 million in securities available-for-sale, realizing gains of $105,400 and losses of $53,000, for an overall gain of $52,400.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 3—Investment securities (continued)

Information pertaining to securities with gross unrealized losses at December 31, 2012 and December 31, 2011, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	2012
	Less than Twelve Months			Over Twelve Months
	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
	(dollars in thousands)

Securities available-for-sale:
U.S. Government and agency	7	$13,757	$(99)	1	$1,365	*
Corporate bonds	1	992	(8)	-	-	-
Mortgage-backed	2	4,794	(92)	-	-	-
State and municipal	5	2,035	(38)	-	-	-

Total	15	$21,578	$(237)	1	$1,365	*

*	Gross unrealized loss is less than $1,000.

	2011
	Less than Twelve Months			Over Twelve Months
	Number of Securities	Fair Value	Gross Unrealized Losses	Number of Securities	Fair Value	Gross Unrealized Losses
	(dollars in thousands)

Securities available-for-sale:
U.S. Government and agency	3	$6,641	$(15)	1	$3,860	$(35)
Mortgage-backed	3	2,583	(70)	1	709	(113)
State and municipal	5	4,840	(16)	1	14	*

Total	11	$14,064	$(101)	3	$4,583	$(148)

*	Gross unrealized loss is less than $1,000.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 3—Investment securities (continued)

Management evaluates investment securities for other-than-temporary impairment on a periodic basis, and more frequently when economic or market conditions warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuers, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  During the first quarter of 2011, the Bank determined one of its collateralized mortgage obligation securities was other-than-temporarily impaired due to continued deterioration of the underlying collateral.  Based on projected future losses, the Bank impaired the security by $38,000 reducing the recorded investment balance to $149,000.  The security was sold in the second quarter of 2011 with an additional loss on the sale of $30,000.

At December 31, 2012, the gross unrealized losses in securities available-for-sale are primarily the result of changes in market interest rates and not related to the credit quality of the underlying issuer.  All of the securities are U.S. agency debt securities, corporate bonds, mortgage-backed securities, and municipal securities.  The Bank has determined that no declines in market value are deemed to be other than temporary at December 31, 2012.  Securities rated below Moody’s (Baa) or Standard & Poor’s (BBB-) are not purchased.  Non-rated municipal securities are limited to those bonds in the state of Georgia, and possess no greater risk that (Baa) or (BBB) bonds.  Corporate bonds will have a minimum rating at purchase of Moody’s (A3), S&P (A-), or Fitch (A-).  The Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery.

Included in “Other assets” is an investment of approximately $289,000, net of amortization, in a real estate rehabilitation project located in Georgia that will provide the Bank with state tax credits for approximately the next three years.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans

The Bank engages in a full complement of lending activities, including commercial, consumer and real estate loans.  The composition of loans for the years ended December 31, 2012 and 2011 is summarized as follows:

	2012	2011
	(dollars in thousands)

Commercial and industrial	$19,816	$18,864
Real estate - construction, land and land development	55,926	73,823
Real estate - residential	55,495	56,563
Real estate - commercial	130,729	131,725
Consumer	3,921	4,715
Total loans	265,887	285,690
Deferred loan fees	(56)	(76)
Total loans	265,831	285,614
Allowance for loan losses	(5,954)	(6,804)

Loans, net of allowance for loan losses	$259,877	$278,810

Loan segments

Commercial and industrial loans are directed principally towards individual, partnership or corporate borrowers, for a variety of business purposes.  These loans include short-term lines of credit, short-term to medium-term plant and equipment loans, and loans for general working capital.  Risks associated with this type of lending arise from the impact of economic stresses on the business operations of borrowers. The Bank mitigates such risks to the loan portfolio by diversifying lending across North American Industry Classification System (“NAICS”) codes and has experienced very low levels of loss for this loan type for the past three years.

Real estate – construction, land and land development loans consist of residential and commercial construction loans as well as land and land development loans.  Land development loans are primarily construction and development loans to builders in the Augusta and Savannah, Georgia markets.  Given the significant decline in value for both developed and undeveloped land due to reduced demand, these loan portfolios possess an increased level of risk compared to other loan types. The Bank’s approach to financing the development, financing the construction and providing the ultimate residential mortgage loans to the residential property purchasers has resulted in less exposure to the effects of the aforementioned decline in property values.  These loans include certain real estate – construction loans classified as acquisition, development & construction.  The loans are managed by the Bank’s construction division.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

Real estate – residential loans include residential mortgage lending and are primarily single-family residential loans secured by the residential property.  Due to the decline in residential property values and stagnant resale market, this loan type has experienced a slight increase in losses over the past three years.  Home equity lines are also included in real estate – residential loans.

Real estate – commercial loans include commercial mortgage loans that are generally secured by office buildings, retail establishments and other types of real property, both owner occupied and non-owner occupied. A significant component of this type of lending is to owner occupied borrowers, including churches. The economic slowdown has caused some deterioration in values.

Consumer loans consist primarily of installment loans to individuals for personal, family or household purposes, including automobile loans to individuals and pre-approved lines of credit.  The Bank has experienced low levels of loss for this loan type for the past three years compared to the other loan types.

Loan risk grades

The Company categorizes loans into risk grades based on relevant information about the ability of borrowers to service their debt such as:  future repayment ability, financial condition, collateral, administration, management ability of borrower, and history and character of borrower.  Grades are assigned at loan origination and may be changed due to the result of a loan review or at the discretion of management.  The Company uses the following definitions for risk grades:

Grade 1:  Highest quality - Alternate sources of cash exist, such as the commercial paper market, capital market, internal liquidity or other bank lines.  These are national or regional companies with excellent cash flow which covers all debt service requirements and a significant portion of capital expenditures.  Balance sheet strength and liquidity are excellent and exceed the industry norms.  Financial trends are positive.  The companies are market leaders within the industry and the industry performance is excellent. Includes loans which are fully secured by cash or equivalents.  Includes loans secured by marketable securities with no less than 25% margin. Borrowers are of unquestionable financial strength.  Financial standing of individual is known and borrower exhibits superior liquidity, net worth, cash flow and leverage.

Grade 2:  Above average quality - There is minimal risk.  Borrowers have strong, stable financial trends.  There is strong cash flow covering debt service requirements and some portion of capital expenditures.  Alternate sources of repayment are evident and financial ratios are comparable to or exceed the industry norms.  Financial trends are positive.  Borrower has prominent position within the industry or the local economy and the industry performance is above average.  Management is strong in most areas and backup depth is good.  Includes loans secured by marketable securities with a margin less than 25%.  Includes individuals who have stable and reliable cash flow and above average liquidity and cash flow.  There is modest risk from exposure to contingent liabilities.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

Grade 3:  Average quality - Cash flow is adequate to cover all debt service requirements but not capital expenditures.  Balance sheet may be leveraged but still comparable to industry norms.  Financial trends are stable to mixed over the long term but no significant concerns presently exist.  Generally there is a stable industry outlook, may have some cyclical characteristics.  Borrowers are of average position in the industry or the local economy.  The management team is considered capable and stable.  Includes individuals with reliable cash flow and alternate sources of repayment which may require the sale of assets.  Financial position has been leveraged to a modest degree. However, the individual has a relatively strong net worth considering income and debt.

Grade 4:  Below average quality - Loan conditions require more frequent monitoring.  Stability is lacking in the primary repayment source, cash flow, credit history or liquidity; however, the instability is manageable and considered temporary.  Overall trends are not yet adverse.  The loans exhibit Grade 3 financial characteristics but lack proper and complete documentation.  The individuals’ sources of income or cash flow have become unstable or may possibly decline given current business or economic conditions.  The individual has a highly leveraged financial position or limited capital.  Speculative construction loans originated by third parties are included.

Grade 5:  Other Assets Especially Mentioned - These loans have potential weaknesses which may inadequately protect the Bank’s position at some future date.  Unlike a Grade 4 credit, adverse trends in the obligor's operations and/or financial position are evident, but have not yet developed into well-defined credit weaknesses.  Specific negative events within the obligor or the industry have occurred, which may jeopardize cash flow.  Borrower’s operations are highly cyclical or vulnerable to economic or market conditions.  Management has potential weaknesses and backup depth is lacking.  Borrower is taking positive steps to alleviate potential weaknesses and has the potential for improvement and upgrade.  Corrective strategy to protect the Bank may be required and active management attention is warranted.  Some minor delinquency may exist from time to time.  Individuals exhibit some degree of weakness in financial condition.  This may manifest itself in a reduction of net worth and liquidity.  Infrequent delinquencies may occur.

Grade 6:  Substandard - A substandard loan has a well-defined weakness or weaknesses in the primary repayment source and undue reliance is placed on secondary repayment sources (collateral or guarantors).  No loss is presently expected based on a current assessment of collateral values and guarantor cash flow.  However, there is the distinct possibility that the Bank will sustain some future loss if the credit weaknesses are not corrected.  Management is inadequate to the extent that the business’s ability to continue operations is in question.  Intensive effort to correct the weaknesses and ensure protection against loss of principal (i.e. additional collateral) is mandatory.  Delinquency of principal or interest may exist.  Net worth, repayment ability, management and collateral protection, all exhibit weakness. In the case of consumer credit, closed end consumer installment loans delinquent between 90 and 119 days (4 monthly payments) will be minimally classified Substandard.  Open end consumer credit will be minimally classified Substandard if delinquent 90 to 179 days (4 to 6 billing cycles).

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

Grade 7: Doubtful - A doubtful loan has well-defined weaknesses as in Grade 6 with the added characteristic that collection or liquidation in full, on the basis of currently existing facts, conditions and values, is highly questionable and improbable.  The possibility of loss is extremely high, but because of certain important and reasonably specific pending factors which may work to strengthen the credit, its classification as a loss is deferred until a more exact status can be determined.  Pending factors include proposed merger, acquisition, liquidation procedures, capital injection, perfecting liens on additional collateral, and refinancing plans.  Borrower is facing extreme financial distress, bankruptcy or liquidation, and prospects for recovery are limited.  Loans are seriously in default and should be on non-accrual status.  Collateral and guarantor protection are insufficient.  Efforts are directed solely at retirement of debt, e.g., asset liquidation.  Due to their highly questionable collectability, assets rated doubtful should not remain in this category for an extended period of time.

Grade 8:  Loss - Loans classified loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted.  This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off the asset while pursuing recovery.  The Bank should not attempt long-term recoveries while the asset remains on the active loan system.  In the case of consumer credit, closed end consumer installment loans delinquent 120 days or more (5 monthly payments) will be classified Loss.  Open end consumer credit will be classified Loss if delinquent 180 days or more (7 or more billing cycles).

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

As of December 31, 2012 and 2011 the credit risk grades of loans by loan class were as follows:

	2012
	(dollars in thousands)
	Grades 1 - 4	Grade 5	Grade 6	Total
Commercial and industrial	$19,723	$32	$61	$19,816
Real estate - construction, land and land development
Acquistion, development, & construction	13,498	774	-	14,272
Other real estate - construction	41,344	192	118	41,654
Real estate - residential
Home equity lines	19,829	104	4	19,937
Other real estate - residential	33,446	81	2,031	35,558
Real estate - commercial
Owner occupied	47,833	5,191	1,804	54,828
Non-owner occupied	72,603	3,103	195	75,901
Consumer	3,872	22	27	3,921
Total loans receivable	$252,148	$9,499	$4,240	$265,887

	2011
	(dollars in thousands)
	Grades 1 - 4	Grade 5	Grade 6	Total
Commercial and industrial	$18,118	$-	$751	$18,869
Real estate - construction, land and land development
Acquistion, development, & construction	18,469	1,497	1,366	21,332
Other real estate - construction	46,685	1,077	4,699	52,461
Real estate - residential
Home equity lines	22,104	392	9	22,505
Other real estate - residential	31,742	365	1,952	34,059
Real estate - commercial
Owner occupied	47,336	227	5,956	53,519
Non-owner occupied	76,385	593	1,202	78,180
Consumer	4,501	-	79	4,580
Loans in process	185	-	-	185
Total loans receivable	$265,525	$4,151	$16,014	$285,690

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

During 2011, the Bank experienced a significant increase in loans classified as Grade 6 or Substandard, mostly due to the downgrade of a large relationship consisting of 10 loans totaling $8.8 million in the second quarter.  The relationship was made up of $90,000 real estate - residential, $4.3 million real estate – construction, land and land development, and $4.4 million real estate – commercial.  As of December 31, 2012, the Bank had transferred the total relationship to other real estate owned and the remaining balance of the properties that have not been sold was $4.5 million.

As of December 31, 2012 and 2011, the Bank had no loans classified as Grade 7 or 8.  It is the Bank’s practice, in most cases, to take a charge-off when a loan or portion of a loan is deemed doubtful or loss.  Consequently the remaining principal balance, if applicable, which has been evaluated as collectable, is graded accordingly.

The following table presents the activity in the allowance for loan losses by loan segment for the years ended December 31, 2012 and 2011:

Allowance for Loan Losses Activity
For the Year Ended December 31, 2012
(dollars in thousands)

	Commercial and industrial	Real estate - construction, land and land development	Real estate - residential	Real estate - commercial	Consumer	Unallocated	Total

Beginning balance	$185	$3,219	$1,141	$1,706	$108	$445	$6,804
Charge offs	(98)	(692)	(242)	(179)	(108)	-	(1,319)
Recoveries	225	734	43	14	58	-	1,074
Provisions	(87)	(391)	(148)	331	19	(329)	(605)
Ending balance	$225	$2,870	$794	$1,872	$77	$116	$5,954

Ending balances:
Individually evaluated for impairment	$28	$-	$59	$185	$-	$-	$272
Collectively evaluated for impairment	$197	$2,870	$735	$1,687	$77	$116	$5,682

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

Allowance for Loan Losses Activity
For the Year Ended December 31, 2011
(dollars in thousands)
	Commercial and industrial	Real estate - construction, land and land development	Real estate - residential	Real estate - commercial	Consumer	Unallocated	Total

Beginning balance	$227	$3,908	$1,070	$1,617	$251	$793	$7,866
Charge offs	(40)	(2,134)	(570)	(319)	(105)	-	(3,168)
Recoveries	62	20	147	99	51	-	379
Provisions	(64)	1,425	494	309	(89)	(348)	1,727
Ending balance	$185	$3,219	$1,141	$1,706	$108	$445	$6,804

Ending balances:
Individually evaluated for impairment	$51	$-	$208	$100	$36	$-	$395
Collectively evaluated for impairment	$134	$3,219	$933	$1,606	$72	$445	$6,409

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

The following table presents the recorded investment in loans receivable by loan segment as of December 31, 2012 and December 31, 2011:

Recorded Investment in Loans Receivable
As of December 31, 2012
(dollars in thousands)

	Commercial and industrial	Real estate - construction, land and land development	Real estate - residential	Real estate - commercial	Consumer	Total

Individually evaluated for impairment	$90	$566	$2,376	$6,770	$27	$9,829
Collectively evaluated for impairment	$19,798	$55,657	$53,413	$124,420	$3,914	$257,202

Ending balance total	$19,888	$56,223	$55,789	$131,190	$3,941	$267,031

Recorded Investment in Loans Receivable
As of December 31, 2011
(dollars in thousands)

	Commercial and industrial	Real estate - construction, land and land development	Real estate - residential	Real estate - commercial	Consumer	Total

Individually evaluated for impairment	$950	$5,925	$1,591	$9,415	$80	$17,961
Collectively evaluated for impairment	$18,053	$68,248	$55,216	$122,736	$4,660	$268,913

Ending balance total	$19,003	$74,173	$56,807	$132,151	$4,740	$286,874

Loans for which it is probable that the payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired, and are individually evaluated for impairment.  Impaired loans for which interest is recorded on a cash basis is immaterial for disclosure.  The following tables present loans individually evaluated for impairment and related allowance by loan class for the years ended December 31, 2012 and 2011:

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

Impaired Loans
As of and for the Year Ended December 31, 2012
(dollars in thousands)

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$60	$61	$-	$454	$25
Real estate - construction, land and land development
Acquistion, development, & construction	2,457	447	-	2,429	21
Other real estate - construction	197	119	-	206	5
Real estate - residential
Home equity lines	70	70	-	74	-
Other real estate - residential	2,129	1,964	-	2,283	96
Real estate - comercial
Owner occupied	6,053	5,866	-	6,168	258
Non-owner occupied	-	-	-	-	-
Consumer	37	27	-	41	-
Total	$11,003	$8,554	$-	$11,655	$405

With an allowance recorded:
Commercial and industrial	$29	$29	$29	$32	$2
Real estate - construction, land and land development
Acquistion, development, & construction	-	-	-	-	-
Other real estate - construction	-	-	-	-	-
Real estate - residential
Home equity lines	-	-	-	-	-
Other real estate - residential	342	342	60	346	23
Real estate - comercial
Owner occupied	143	143	23	149	8
Non-owner occupied	760	761	160	780	50
Consumer	-	-	-	-	-
Total	$1,274	$1,275	$272	$1,307	$83

TOTAL
Commercial and industrial	$89	$90	$29	$486	$27
Real estate - construction, land and land development
Acquistion, development, & construction	2,457	447	-	2,429	21
Other real estate - construction	197	119	-	206	5
Real estate - residential
Home equity lines	70	70	-	74	-
Other real estate - residential	2,471	2,306	60	2,629	119
Real estate - comercial
Owner occupied	6,196	6,009	23	6,317	266
Non-owner occupied	760	761	160	780	50
Consumer	37	27	-	41	-
Total	$12,277	$9,829	$272	$12,962	$488

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

Impaired Loans
As of and for the Year Ended December 31, 2011
(dollars in thousands)

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$884	$887	$-	$859	$39
Real estate - construction, land and land development
Acquistion, development, & construction	3,663	1,101	-	1,670	20
Other real estate - construction	6,558	4,824	-	5,344	172
Real estate - residential
Home equity lines	58	58	-	57	3
Other real estate - residential	1,368	1,275	-	1,331	55
Real estate - comercial
Owner occupied	6,730	6,729	-	6,022	377
Non-owner occupied	4,037	2,091	-	2,768	163
Consumer	45	36	-	39	1
Total	$23,343	$17,001	$-	$18,090	$830

With an allowance recorded:
Commercial and industrial	$62	$63	$51	$70	$4
Real estate - construction, land and land development
Acquistion, development, & construction	-	-	-	-	-
Other real estate - construction	-	-	-	-	-
Real estate - residential
Home equity lines	36	36	12	36	1
Other real estate - residential	222	222	196	223	14
Real estate - comercial
Owner occupied	-	-	-	-	-
Non-owner occupied	593	595	100	610	39
Consumer	43	44	36	49	2
Total	$956	$960	$395	$988	$60

TOTAL
Commercial and industrial	$946	$950	$51	$929	$43
Real estate - construction, land and land development
Acquistion, development, & construction	3,663	1,101	-	1,670	20
Other real estate - construction	6,558	4,824	-	5,344	172
Real estate - residential
Home equity lines	94	94	12	93	4
Other real estate - residential	1,590	1,497	196	1,554	69
Real estate - comercial
Owner occupied	6,730	6,729	-	6,022	377
Non-owner occupied	4,630	2,686	100	3,378	202
Consumer	88	80	36	88	3
Total	$24,299	$17,961	$395	$19,078	$890

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

The following tables present a summary of current, past due and nonaccrual loans as of December 31, 2012 and 2011 by loan class:

Analysis of Current, Past Due and Nonaccrual Loans
As of December 31, 2012
(dollars in thousands)

	Accruing
	30-89 Days Past Due	90 Days or more Past Due	Nonaccrual	Total Past Due and Nonaccrual	Current and not Past Due or Nonaccrual	Total Loans Receivable
Commercial and industrial	$134	$-	$61	$195	$19,621	$19,816
Real estate - construction, land and land development
Acquistion, development, & construction	-	-	134	134	14,138	14,272
Other real estate - construction	1,318	-	68	1,386	40,268	41,654
Real estate - residential
Home equity lines	211	-	108	319	19,618	19,937
Other real estate - residential	1,322	-	1,776	3,098	32,460	35,558
Real estate - comercial
Owner occupied	941	-	1,527	2,468	52,360	54,828
Non-owner occupied	772	-	195	967	74,934	75,901
Consumer	27	-	27	54	3,867	3,921
Total	$4,725	$-	$3,896	$8,621	$257,266	$265,887

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

Analysis of Current, Past Due and Nonaccrual Loans
As of December 31, 2011
(dollars in thousands)

	Accruing
	30-89 Days Past Due	90 Days or more Past Due	Nonaccrual	Total Past Due and Nonaccrual	Current and not Past Due or Nonaccrual	Total Loans Receivable
Commercial and industrial	$108	$-	$65	$173	$18,691	$18,864
Real estate - construction, land and land development
Acquistion, development, & construction	-	-	1,101	1,101	17,216	18,317
Other real estate - construction	330	-	4,063	4,393	51,113	55,506
Real estate - residential
Home equity lines	290	-	117	407	22,098	22,505
Other real estate - residential	1,335	-	1,131	2,466	31,592	34,058
Real estate - comercial				-		-
Owner occupied	3,447	-	196	3,643	51,392	55,035
Non-owner occupied	67	-	1,007	1,074	75,616	76,690
Consumer	120	-	54	174	4,541	4,715
Total	$5,697	$-	$7,734	$13,431	$272,259	$285,690

The Bank’s policy is that loans placed on nonaccrual will typically remain on nonaccrual status until all principal and interest payments are brought current and the prospect for future payments in accordance with the loan agreement appear relatively certain.  The Bank’s policy generally refers to six months of payment performance as sufficient to warrant a return to accrual status.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

Troubled debt restructurings

Troubled debt restructurings are defined as debt modifications, for economic or legal reasons related to the borrower’s financial difficulties, in which the Bank grants a concession that it would not otherwise consider.
Such a concession may stem from an agreement between the Bank and the borrower, or may be imposed by law or a court.  Some examples of modifications are as follows:

Rate Modification - A modification in which the interest rate is changed.

Term Modification - A modification in which the maturity date, timing of payments, or frequency of payments is changed.

Interest Only Modification – A modification in which the loan is converted to interest only payments for a period of time.

Payment Modification – A modification in which the dollar amount of the payment is changed, other than an interest only modification described above.

Transfer of Assets Modification – A modification in which a transfer of assets has occurred to partially satisfy debt, including foreclosure and repossession.

Combination Modification – Any other type of modification, including the use of multiple categories above.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

The following tables present the Bank’s loans classified as troubled debt restructurings by loan class as of December 31, 2012 and 2011:

As of December 31, 2012
(dollars in thousands)

	Number of Contracts	Accrual	Nonaccrual	Total Restructurings
Commercial and industrial	1	$-	$34	$34
Real estate - construction, land and land development
Acquistion, development, & construction	2	310	134	444
Other real estate - construction	-	-	-	-
Real estate - residential
Home equity lines	1	66	-	66
Other real estate - residential	10	583	243	826
Real estate - comercial
Owner occupied	9	4,187	1,177	5,364
Non-owner occupied	-	-	-	-
Consumer	-	-	-	-
Total	23	$5,146	$1,588	$6,734

As of December 31, 2011
(dollars in thousands)

	Number of Contracts	Accrual	Nonaccrual	Total Restructurings
Commercial and industrial	1	$649	$-	$649
Real estate - construction, land and land development
Acquistion, development, & construction	2	-	730	730
Other real estate - construction	1	-	262	262
Real estate - residential
Home equity lines	-	-	-	-
Other real estate - residential	4	462	-	462
Real estate - comercial
Owner occupied	10	6,027	-	6,027
Non-owner occupied	2	1,081	559	1,640
Consumer	-	-	-	-
Total	20	$8,219	$1,551	$9,770

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

At December 31, 2012 and 2011, commitments to advance additional funds outstanding on troubled debt restructurings totaled $0 and $105,040, respectively.

The following tables present newly restructured loans that occurred during the years ended December 31, 2012 and 2011, respectively:

Year Ended December 31, 2012
(dollars in thousands)

	Number of Contracts	Rate Modification	Payment Modification	Transfer of Assets Modification	Combination Modification	Total Modifications
Pre-Modification Outstanding Recorded Investment:
Real-estate - residential
Other real estate - residential	8	$243	$557	$-	$-	$800
Real estate - commercial
Owner occupied	-	-	-	-	-	-
Non-owner occupied	-	-	-	-	-	-
Total	8	$243	$557	$-	$-	$800

Post-Modification Outstanding Recorded Investment:
Real-estate - residential
Other real estate - residential	8	$243	$566	$-	$-	$809
Real estate - commercial
Owner occupied	-	-	-	-	-	-
Non-owner occupied	-	-	-	-	-	-
Total	8	$243	$566	$-	$-	$809

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

Year Ended December 31, 2011
(dollars in thousands)

	Number of Contracts	Rate Modification	Payment Modification	Transfer of Assets Modification	Combination Modification	Total Modifications
Pre-Modification Outstanding Recorded Investment:
Real-estate - residential
Other real estate - residential	4	$540	$-	$-	$-	$540
Real estate - commercial
Owner occupied	2	215	71	-	-	286
Non-owner occupied	2	-	-	2,587	1,100	3,687
Total	8	$755	$71	$2,587	$1,100	$4,513

Post-Modification Outstanding Recorded Investment:
Real-estate - residential
Other real estate - residential	4	$461	$-	$-	$-	$461
Real estate - commercial
Owner occupied	2	199	71	-	-	270
Non-owner occupied	2	-	-	559	1,081	1,640
Total	8	$660	$71	$559	$1,081	$2,371

The following tables represent loans receivable modified as troubled debt restructurings and with a payment default, with the payment default occurring within 12 months of the restructure date, and the payment default occurring during the years ended December 31, 2012 and 2011 (dollars in thousands):

	2012		2011
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Commercial and industrial	1	$34	-	$-
Real estate - construction, land and land development
Other real estate - construction	-	-	1	-
Real estate - residential
Other real estate - residential	-	-	1	-
Real estate - commercial
Owner occupied	2	1,001	1	811
Total	3	$1,035	3	$811

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 4—Loans (continued)

At December 31, 2012, executive officers and directors were indebted to the Bank in the aggregate amount of approximately $6,376,000. Following is a summary of transactions for the years ended December 31, 2012 and 2011:

	2012	2011
	(dollars in thousands)
Balance at beginning of year	$9,813	$12,474
Advances	4,607	7,557
Repayments	(8,044)	(10,218)
Balance at end of year	$6,376	$9,813

Note 5—Bank-owned life insurance (BOLI)

In September 2007, an $8.0 million bank-owned life insurance policy (BOLI) was acquired in order to insure the key officers of the Bank.  As of December 31, 2012, the BOLI cash surrender value was $10.0 million resulting in other income for 2012 of $392,000 and an annualized net yield of 4.01%.  As of December 31, 2011, the BOLI cash surrender value was $9.6 million resulting in other income for 2011 of $399,000 and an annualized net yield of 4.33%.

Note 6—Bank premises and equipment

Bank premises and equipment consist of the following as of December 31, 2012 and 2011:

	2012	2011
	(dollars in thousands)
Land and improvements	$3,839	$3,838
Building and improvements	6,445	6,418
Equipment, furniture and fixtures	4,600	4,513
Construction in progress	80	-
	14,964	14,769
Less accumulated depreciation	(6,174)	(5,790)
Premises and equipment, net	$8,790	$8,979

Depreciation expense for the years ended December 31, 2012 and 2011 was approximately $517,000 and $521,000, respectively.

Rental expense of office premises and equipment was approximately $265,000 for each of the years ended December 31, 2012 and 2011.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 7—Other real estate owned

At December 31, 2012 and 2011, the Bank had other real estate owned totaling $5.9 million and $7.0 million, respectively.  Gains and losses on the sale of other real estate owned are included in other non-interest income in the consolidated statements of operations.  Rental income from leasing certain other real estate totaled approximately $686,000 and $221,000 for the years ended December 31, 2012 and 2011, respectively,  and is included in other non-interest income.  For the year ended December 31, 2012, the Bank recorded a $40,000 gain on sale of other real estate compared to a $132,000 gain on sale of other real estate for the year ended December 31, 2011.  Other real estate owned expenses include holding costs related to other real estate owned as well as valuation adjustments.  The Bank recorded valuation adjustments of $1,434,000 and $645,000 for the years ended December 31, 2012 and 2011, respectively.  For the years ended December 31, 2012 and 2011, the Bank transferred into other real estate owned $5.2 million and $6.9 million, respectively.

Note 8—Deposits

At December 31, 2012 and 2011, the scheduled maturities of time deposit liabilities were as follows:

	2012	2011
	(dollars in thousands)
One year or less	$96,068	$148,579
Over one year through two years	37,116	31,536
Over two years through three years	22,725	7,175
Over three years through four years	4,290	6,665
Over four years	9,177	3,868
Total	$169,376	$197,823

To manage the Bank’s funding capabilities, the Bank may also enter into repurchase agreements with customers and may obtain short-term funding from other institutions. Repurchase agreements with customers are generally secured by investment securities owned by the Bank and are established at prevailing market rates.  Short-term funding from other institutions is generally overnight or 30-day funding at current market rates. Total repurchase agreements were approximately $3.3 million and $3.6 million at December 31, 2012 and 2011, respectively. Total brokered and internet deposits were $27.8 million and $42.3 million at December 31, 2012 and 2011, respectively.

Note 9—Federal Home Loan Bank advances

As of December 31, 2012 and 2011, the Bank had credit availability, or potential borrowing capacity, of 25% of total assets, subject to the Bank’s financial condition and collateral balances with the FHLB. One of the advance products utilized in 2011 and 2012 was the “Loans Held for Sale” (LHFS) program. The line is collateralized by the Bank’s mortgage loans held for sale. Advances under this line are due 90 days from the date of the advance. As of December 31, 2012 and 2011, the Bank did not have a balance outstanding under the LHFS program.  As of December 31, 2012, the Bank had $25.7 million in loans held for sale pledged as collateral under this line.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 9—Federal Home Loan Bank advances (continued)

The Bank also maintains a line of credit with the FHLB which is secured by 1-4 family and commercial real estate loans held in the Bank’s loan portfolio.  On September 26, 2012, the Bank borrowed $25,000,000 with the Federal Home Loan Bank through their 1-4 family and commercial real estate loan short-term line of credit product. The balance at December 31, 2012 was $25,000,000 with a variable interest rate of 0.42% and a maturity date of September 30, 2013.  At December 31, 2012, the Bank had $51.8 million in 1-4 family and commercial real estate loans pledged as collateral to the Federal Home Loan Bank.

In 2007, a long-term convertible advance was established.  During the year ended December 31, 2012, the Bank paid off the outstanding balance on this advance of $10.0 million with a weighted average interest rate of 3.83%.  The balance at December 31, 2011 was $10.0 million.

An additional but similar long-term convertible advance was established during 2008.  During the year ended December 31, 2012, the Bank paid off the outstanding balance on this advance of $15.0 million with a weighted average interest rate of 3.33%.  The balance at December 31, 2011 was $15.0.  The Bank paid a penalty of $392,000 for pre-payment of the advances which is included in other non-interest expense.

Note 10—Employee benefit plans

The Bank has a 401(k) salary-deferred plan covering substantially all employees.  At the discretion of the Bank’s Board of Directors, the Bank may match a percentage of the annual amounts deferred by employees.  Matching amounts are funded by the Bank as accrued.  Total deferred and matching amounts are limited to amounts that can be deducted for Federal income tax purposes. The Bank’s matching contributions were approximately $200,000 and $187,000 for the years ended December 31, 2012 and 2011, respectively.

The Bank has a Nonqualified Executive Deferred Compensation Plan (“EDCP”) covering a select group of key employees and senior management.  The EDCP allows participating employees to elect each year to defer compensation into a participant account.   At its discretion, the Bank may also elect to make discretionary contributions to the participant account.  For both years ended December 31, 2012 and 2011, the EDCP expense, including employee deferrals and contributions made by the Bank, totaled $23,000.  The accrued liability related to the EDCP was approximately $74,000 and $60,000 at December 31, 2012 and 2011, respectively.

The Bank also has a Supplemental Executive Retirement Plan (“SERP”) for the benefit of certain key officers.  The SERP provides selected employees who satisfy specific eligibility requirements with supplemental benefits upon retirement, termination of employment, death, disability or a change of control of the Bank, in certain prescribed circumstances.  The Bank recorded expense totaling $294,000 and $279,000 for the years ended December 31, 2012 and 2011, respectively.  The accrued liability related to the SERP was approximately $1,188,000 and $894,000 as of December 31, 2012 and 2011, respectively.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 11—Regulatory capital matters

The primary source of funds available to the Company is the payment of dividends by its subsidiary bank.  Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of certain regulatory agencies.  The amount of dividends allowable without prior approval was $12,253,000 at December 31, 2012.

In 2012, the Company began paying cash dividends to shareholders.  Three quarterly dividends of $0.04 per share were paid for a total of $431,500 for the year ended December 31, 2012.

On January 28, 2013 the Company declared a cash dividend of $0.04 per share to all shareholders of record as February 12, 2013.

The Bank is subject to various regulatory capital requirements administered by state and Federal banking agencies. Failure to meet minimum capital requirements can trigger certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined).  Management believes that, as of December 31, 2012, the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2012, the most recent notification from the regulatory agencies categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios, as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 11— Regulatory capital matters (continued)

The Bank’s actual capital amounts (in thousands) and ratios as of December 31, 2012 and 2011 are presented in the following tables:

	Actual		Required for Capital Adequacy Purposes		Required to be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2012:
Total capital to risk weighted assets
Bank	$58,321	16.59%	$28,125	8.00%	$35,156	10.00%
Consolidated	$59,262	16.86%	$28,125	8.00%	$35,156	10.00%
Tier 1 capital to risk weighted assets
Bank	$53,926	15.34%	$14,062	4.00%	$21,094	6.00%
Consolidated	$54,867	15.61%	$14,062	4.00%	$21,094	6.00%
Tier 1 leverage to average assets
Bank	$53,926	11.13%	$19,382	4.00%	$24,227	5.00%
Consolidated	$54,867	11.32%	$19,383	4.00%	$24,229	5.00%

	Actual		Required for Capital Adequacy Purposes		Required to be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011:
Total capital to risk weighted assets
Bank	$53,694	13.37%	$32,134	8.00%	$40,167	10.00%
Consolidated	$54,336	13.53%	$32,134	8.00%	$40,167	10.00%
Tier 1 capital to risk weighted assets
Bank	$48,651	12.11%	$16,067	4.00%	$24,100	6.00%
Consolidated	$49,293	12.27%	$16,067	4.00%	$24,100	6.00%
Tier 1 leverage to average assets
Bank	$48,651	9.74%	$19,987	4.00%	$24,984	5.00%
Consolidated	$49,293	9.86%	$19,995	4.00%	$24,993	5.00%

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 12— Stock based compensation

During 1997, the Company adopted the 1997 Stock Option Plan (the “1997 Plan”) for eligible directors, officers, and key employees of the Company and the Bank.  The 1997 Plan expired in 2007 and no more grants may be made pursuant to this plan.  Options were granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant.  Fair market value is defined to mean the average closing price for the ten business days prior to the date of board approval and grant.  The maximum number of shares reserved and available for issuance under the 1997 Plan is 345,000 shares, as adjusted for the Company’s stock splits and stock dividends.

During early 2005, the Company adopted the 2004 Incentive Plan (the “2004 Plan”) for eligible directors, officers, and key employees of the Company and the Bank.  The Plan allows awards of stock, performance units, stock appreciation rights, incentive stock options, non-qualified stock options and phantom stock.  Options are granted to purchase common shares at prices not less than the fair market value of the stock at the date of grant.  Fair market value is defined to mean the average closing price for the ten business days prior to the date of board approval and grant.  The maximum number of shares reserved and available for issuance under the 2004 Plan is 330,125 shares, as adjusted for the Company’s stock split in 2005.

The plans provide for the grant of both incentive and nonqualified stock options to purchase the Company’s common stock.  The Stock Option Committee of the Board of Directors of the Company establishes to whom options shall be granted and determines exercise prices, methods of exercise, vesting requirements, and the number of shares covered by each option, subject to the approval of the Company’s Board of Directors.

During 2012, the Company approved the “Amended and Restated 2004 Incentive Plan” and granted restricted stock awards of 15,988 shares of common stock to officers and employees. These awards vest fully at the end of three years.  The grants resulted in expense of $35,210 for the year ended December 31, 2012.

The Company recorded compensation expense of approximately $108,000 in both 2012 and 2011, related to employee stock options.  No stock options were issued during the year ended December 31, 2012.

The estimated fair value of options is amortized to expense over the option’s vesting period.  Option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate. In management’s opinion, the model does not necessarily provide a reliable single measure of the fair value of options.

Vesting requirements are determined by the Board of Directors at the time options are granted and generally provide for vesting over a seven-year period. The plans provide that vesting periods may not exceed ten years.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 12— Stock based compensation (continued)

A summary of the Company’s stock option activity under the plans as of December 31, 2012 and 2011, and changes and related information for the years then ended, is presented below:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2012	290,344	$10.26	4.35	$67,631
Granted	-	$-
Exercised	(45,491)	$(5.55)
Forfeited or expired	(6,125)	$(7.96)
Outstanding at December 31, 2012	238,728	$11.21	4.12	$583,833
Fully vested and expected to vest	238,728	$11.21	4.12	$583,833
Exercisable at December 31, 2012	160,861	$12.59	2.81	$251,921

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2011	283,289	$9.94	4.50	$239,951
Granted	29,640	$8.10
Exercised	(22,585)	$(3.48)
Forfeited or expired	-	$-
Outstanding at December 31, 2011	290,344	$10.26	4.35	$67,631
Fully vested and expected to vest	290,344	$10.26	4.35	$67,631
Exercisable at December 31, 2011	196,828	$11.06	2.77	$67,631

At December 31, 2012, options both outstanding and exercisable under both plans have exercise prices that range from $7.00 per share to $20.41 per share. The weighted-average remaining contractual life of options outstanding at December 31, 2012 was approximately 4.12 years or 50 months.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 12— Stock based compensation (continued)

The fair value of these options was estimated on the date of grant using a Black-Scholes option valuation model that used the following range of assumptions for each of the years presented:

	2012	2011
Expected volatility	-	77.2%	-	77.2%
Weighted average volatility	-		77.23%
Expected dividends	-		0%
Expected term (in years)	-	7.0	-	7.0
Risk free rate	-		2.74%

Weighted average grant date fair value	$-		$6.11

Total intrinsic value of options exercised	$318,282		$79,534
Cash received from option exercise	$252,630		$78,560
Tax benefit related to option exercises	$85,890		$26,710

In addition, the model assumed that each option grant was exercised in the initial year of full vesting.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 12— Stock based compensation (continued)

A summary of the status of the Company’s nonvested options as of December 31, 2012 and 2011, and changes during the years then ended, is presented below:

Nonvested Options	Shares	Weighted Average Grant- Date Fair Value
Nonvested at January 1, 2012	93,516	$5.57
Granted	-	$-
Vested	(15,355)	$5.71
Forfeited	(294)	$5.69
Nonvested at December 31, 2012	77,867	$5.55

Nonvested Options	Shares	Weighted Average Grant- Date Fair Value
Nonvested at January 1, 2011	78,084	$5.41
Granted	29,640	$6.11
Vested	(14,280)	$5.48
Forfeited	-	$-
Nonvested at December 31, 2011	93,516	$5.57

As of December 31, 2012, there was $336,616 of total unrecognized compensation cost related to the Company’s nonvested options granted under the plans.  This cost is expected to be recognized over a weighted-average period of 2.07 years.  The total fair value of shares vested during the years ended December 31, 2012 and 2011, was $87,638 and $82,061, respectively.

As of December 31, 2012, the Company has issued a total of 24,504 shares of common stock to non-employee directors as compensation for services rendered under the Company’s Directors Equity Incentive Plan.  The Company recorded $196,000 and $226,000 in stock compensation expense related to the issuance of these shares for the years ended December 31, 2012 and 2011, respectively.

For shares issued as retainer stock, the shares are issued at fair value and the expense recognized was equal to the fair value of the shares on the date of grant.   The Company issued 11,350 of retainer shares included above during the year ended December 31, 2012.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 12— Stock based compensation (continued)

In addition, directors may choose to purchase stock under this plan in lieu of directors fees paid for meeting attendance.  In 2011 these shares were purchased at $2.00 below the fair value of the shares on the date of the grant. Beginning in 2012, shares under the plan were purchased at 85% of the fair value of the shares on the date of the grant.  The Company has defined fair value under the plan to be the average closing market price of the Company’s common stock for the last ten trading days of each quarter as reported on the Over-the-Counter Bulletin Board. The Company records the expense related to the purchases at fair value of the shares on the date of the grant.  At December 31, 2012 there were 170,434 shares authorized and unissued under the plan.  The following table represents activity in the Directors’ Equity Incentive Plan in 2012 and 2011:

	2012	2011
Beginning shares authorized and unissued	21,739	54,539
Additional shares authorized and unissued	173,199	-
Shares issued	(24,504)	(32,800)
Ending shares authorized and unissued	170,434	21,739

A summary of common stock issued through the exercise of employee stock options and employee/director compensation and expense are as follows:

	2012	2011
Net options exercised	45,491	22,585
Issuance of stock for compensation	15,988	-
Issuance of stock for directors' fees	24,504	32,800
Net issuance of common stock	85,983	55,385

 GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 13— Earnings per common share

Following is a reconciliation of the income amounts and common stock amounts utilized in computing the Company’s earnings per share for each of the years ended December 31, 2012 and 2011:

	2012
	Income (Numerator)	Shares (Denominator)	Per Share
	(dollars in thousands, except per share data)
Basic EPS
Net income available to common shareholder	$6,621	3,599,431	$1.84
Effect of stock options outstanding	-	-	-
Diluted EPS
Net income available to common shareholder	$6,621	3,599,431	$1.84

	2011
	Income (Numerator)	Shares (Denominator)	Per Share
	(dollars in thousands, except per share data)
Basic EPS
Net income available to common shareholder	$4,099	3,561,064	$1.15
Effect of stock options outstanding	-	-	-
Diluted EPS
Net income available to common shareholder	$4,099	3,561,064	$1.15

For the years ended December 31, 2012 and 2011, there were 129,417 and 166,156 options, respectively, that were antidilutive since the exercise price exceeded the average market price for the year.

 GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 14—Other expenses

Other non-interest expenses for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011
	(dollars in thousands)
Data processing	$1,050	$823
FDIC assessment	403	504
Legal and accounting	783	672
Printing and supplies	290	280
Advertising	177	228
Business development	144	140
Telecommunications	194	201
Outside services	240	236
Courier and postage	178	170
Software license fees	92	89
City and county taxes	149	134
Directors fees	275	282
Travel and employee meals and entertainment	180	161
Provision for mortgage recourse liability	499	500
Legal settlement payable	598	-
FHLB early payoff penalty	392	-
Other	1,048	1,193
Total	$6,692	$5,613

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 15—Income Taxes

Total income taxes in the statements of income for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011
	(dollars in thousands)
Current tax provision	$3,278	$1,608
Deferred tax expense (benefit)	(615)	230
Total income tax expense (benefit)	$2,663	$1,838

The Bank’s provision for income taxes differs from the amounts computed by applying the Federal and state income tax statutory rates to income before income taxes.  A reconciliation of the differences is as follows:

	2012	2011
Federal statutory rates	34.0%	34.0%
State taxes, net of federal benefit	3.8%	3.7%
Tax-exempt income	-1.5%	-2.3%
State tax credits	-2.6%	-4.3%
Bank-owned life insurance	-1.4%	-2.3%
Decrease in state tax credit valuation allowance	-4.1%	0.0%
Other	0.6%	2.2%
Total	28.8%	31.0%

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 15—Income Taxes (continued)

The primary components of deferred income taxes at December 31, 2012 and 2011 are as follows:

	2012	2011
Deferred tax assets
Allowance for loan losses	$1,689	$1,847
Executive compensation plans	502	361
Valuation adjustment of other real estate owned	437	362
Recourse liability	293	-
Contingent liability	228	-
Investment in GA low-income housing tax credits	270	231
State tax credits	281	416
Mortgage derivatives IRLC expenses	115	-
Other	102	52
Total deferred income tax assets	3,917	3,269

Deferred tax liabilities
Unrealized gain on securities available for sale	(798)	(648)
Qualified prepaids	(131)	(132)
Depreciation on bank premises and equipment	(174)	(202)
Mortgage derivative change in method	(439)	-
Total deferred income tax liabilities	(1,542)	(982)

Valuation allowance	(270)	(647)

Net deferred income tax assets	$2,105	$1,640

Deferred tax assets are included in other assets.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered in income.  Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

Prior to 2012, the Company had created a full valuation allowance for the Georgia Form 900 tax credits.  During 2012, the Company reversed the deferred tax valuation allowance that was recorded against these tax credits since it was determined that based on the profitability of the Company and other positive evidence, that these state tax credits would be utilized before their expiration dates.  The Company continues to reflect a full valuation allowance on its investment in a Georgia Low Income Housing Project, to reflect management’s estimate of the temporary deductible differences that may expire prior to their utilization.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 15—Income Taxes (continued)

Management has evaluated all other tax positions that could have a significant effect on the consolidated financial statements and determined the Company had no uncertain income tax positions at December 31, 2012.

The Company and its subsidiary are subject to U.S. federal income tax as well as income tax within the state of Georgia.  The Company is no longer subject to examination by taxing authorities for years before 2009.

Note 16—Commitments and contingencies

In the ordinary course of business, the Bank may enter into off-balance-sheet financial instruments that are not reflected in the consolidated financial statements.  These instruments include commitments to extend credit and standby letters of credit.  Such financial instruments are recorded in the consolidated financial statements when funds are disbursed or the instruments become payable.

The Bank uses the same credit policies for these off-balance-sheet financial instruments as it does for other instruments that are recorded in the consolidated financial statements.

Following is an analysis of significant off-balance-sheet financial instruments for the years ended December 31, 2012 and 2011:

	2012	2011
	(dollars in thousands)
Commitments to extend credit	$48,976	$46,923
Standby letters of credit	1,029	5,288
Total	$50,005	$52,211

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  In managing the Bank’s credit and market risk exposure, the Bank may participate these commitments with other institutions when funded. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies, but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment, and personal property.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 16—Commitments and contingencies (continued)

Loans sold under the Company’s mortgage loans held for sale portfolio contain certain representations and warranties in our loan sale agreements which provide that we repurchase or indemnify the investors for losses or costs on loans we sell under certain limited conditions.  Some of these conditions include underwriting errors or omissions, fraud or material misstatements by the borrower in the loan application or invalid market value on the collateral property due to deficiencies in the appraisal.  In addition to these representations and warranties, our loan sale contracts define a condition in which the borrower defaults during a short period of time, typically 120 days to one year, as an Early Payment Default (“EPD”).  In the event of an EPD, we are required to return the premium paid by the investor for the loan as well as certain administrative fees, and in some cases repurchase the loan or indemnify the investor.  Based on these recourse provisions, the Bank established a recourse liability for mortgage loans sold during the fourth quarter of 2011.  The following table demonstrates the activity for the years ended December 31, 2012 and 2011:

	2012	2011
	(dollars in thousands)
Beginning balance	$245	$-
Provision	499	500
Losses	(167)	(305)
Recoveries	195	50
Ending balance	$772	$245

The nature of the business of the Bank is such that it ordinarily results in a certain amount of litigation. In the opinion of management, at December 31, 2012, there were no pending litigation matters in which the anticipated outcome would have a material adverse effect on the consolidated financial statements.

In August 2011, the Bank was sued in State Court by a subcontractor related to a residential development project foreclosed upon by the Bank. The suit alleged various claims against the Bank, all of which the Bank denied. Following a mistrial in November 2012 where the jury failed to reach a verdict, a second trial in January 2013 resulted in a verdict against the Bank in the amount of $597,500. The Bank is in the process of appealing this verdict and believes it has meritorious defenses against the verdict. The entire judgment amount was recorded as a contingent liability as of December 31, 2012; therefore management does not expect that there will be any future material adverse effects on the Company’s future consolidated financial position, results of operations or cash flows related to this litigation.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 16—Commitments and contingencies (continued)

The Bank has various contractual obligations that we must fund as part of our normal operations.  The following table shows aggregate information as of December 31, 2012 about our contractual obligations for data processing, operating leases and service contracts as well as the periods in which payments are due.

	2013	2014	2015	2016	Thereafter	Total
	(dollars in thousands)
Data processing	$930	$930	$506	$5	$5	$2,376
Operating leases	214	42	39	12	11	318
Service contracts	243	96	96	24	-	459
Construction contract	690	-	-	-	-	690
Total	$2,077	$1,068	$641	$41	$16	$3,843

Note 17—Mortgage banking derivative

Commitments to fund certain mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors are considered derivatives. It is the Company’s practice to enter into forward commitments for the future delivery of residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in interest rates resulting from its commitments to fund the loans. These mortgage banking derivatives are not designated in hedge relationships.  At year-end 2012, the Company had approximately $35.9 million of interest rate lock commitments and $80.3 million of forward commitments for the future delivery of residential mortgage loans.  The fair value of these mortgage banking derivatives was reflected by a derivative asset of $485,000 and a derivative liability of $409,000.  The net gains relating to interest rate lock commitments used for risk management were $303,000 for the year ending December 31, 2012.  The net losses for forward contracts related to mortgage loans held for sale were $227,000 for the year ended December 31, 2012.  At year-end 2011, the Company had approximately $37.0 million of interest rate lock commitments and $80.4 million of forward commitments for the future delivery of residential mortgage loans.  The fair value relating to the interest rate lock commitments was $314,000 for the year ending December 31, 2011.  The fair value of the forward commitments related to mortgage loans held for sale was ($479,000).   Fair values were estimated based on changes in mortgage interest rates from the date of the commitments. Changes in the fair values of these mortgage-banking derivatives are included in net gains on sales of loans.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 18—Supplemental consolidated cash flow information

	2012	2011
	(dollars in thousands)
Income taxes paid	$3,225	$1,766
Interest paid	$3,897	$6,229
Interest received	$20,529	$22,288
Transfers from loans to real estate owned	$5,186	$6,889
Unrealized gain(loss) on securities	$305	$916

Note 19—Fair value of financial instruments

The Company utilizes fair value measurement to record fair value adjustments to other certain assets and liabilities and to determine fair value measurements where required.  For these assets and liabilities recorded at fair value, it is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements.

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.  These levels are as follows:

Level 1 – Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.  At December 31, 2012, the Company’s Level 1 assets include U.S. Government agency obligations.

Level 2 – Valuations are obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities.  The Company’s principal market for these securities is the secondary institutional markets and valuations are based on observable market data in those markets.  At December 31, 2012, the Company’s Level 2 assets include U.S. Government agency obligations, state and municipal bonds, and mortgage-backed securities.

Level 3 – Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions.  Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.  Level 3 assets include impaired loans and other real estate owned as discussed below.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 19—Fair value of financial instruments (continued)

Following is a description of valuation methodologies used for determining fair value for assets and liabilities:

Investment Securities Available-for-Sale
Investment securities available-for-sale are recorded at fair value on a recurring basis.  Fair value measurement is based upon quoted prices, if available.  If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as present value of future cash flows, adjusted for the securities’ credit rating, prepayment assumptions, and other factors such as credit loss assumptions.  At December 31, 2012, the Company classified $7.6 million and $125.2 million of investment securities available-for-sale subject to recurring fair value adjustments as Level 1 and Level 2, respectively.  At December 31, 2011, the Company classified $0.0 and $100.3 million of investment securities available-for-sale subject to recurring fair value adjustments as Level 1 and Level 2, respectively.

Loans
The Company does not record loans at fair value on a recurring basis.  However, from time to time, a loan is considered impaired and an allowance for loan losses is established.  Loans with respect to which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired.  Once an individual loan is identified as impaired, management measures the impairment in accordance with ASC 310-10-35, “Receivables-Subsequent Measurements.”  The fair value of impaired loans is estimated primarily using the collateral value.  However, in some cases other methods are used, such as market value of similar debt, enterprise value, liquidation value, and discounted cash flows.  Those impaired loans not requiring an allowance represent loans with respect to which the fair value of the expected repayments or collateral exceed the recorded investments in such loans.  At December 31, 2012, substantially all of the total impaired loans were evaluated based on the fair value of the collateral less estimated selling costs.  In accordance with ASC 820-10, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  Most fair values of the collateral are based on an observable market price or a current appraised value by a third party appraiser, tax valuation, or broker price opinion; however, in some cases an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price.

As such, the Company records these collateral dependent impaired loans at fair value as nonrecurring Level 3.  Collateral dependent impaired loans recorded at fair value totaled $3.2 million and $5.2 million at December 31, 2012 and December 31, 2011, respectively.  Specific loan loss allowances for these impaired loans totaled $272,000 and $395,000 at December 31, 2012 and December 31, 2011, respectively.  At December 31, 2012 and December 31, 2011, $2.9 million and $4.8 million of impaired loans, net of allowance for loan losses, were classified as Level 3, respectively.

Loans Held for Sale
Loans held for sale are carried at fair value, as determined by outstanding commitments, from third party investors (Level 2).  The Company elected the fair value option for loans held for sale on July 1, 2012.  These loans are intended for sale and the Company believes that the fair value is the best indicator of the resolution of these loans.  Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policy on loans held for investment.  None of these loans are 90 days or more past due nor on nonaccrual as of December 31, 2012 and 2011.  As of December 31, 2012, the aggregate fair value was $48.4 million, the contractual balance including accrued interest was $48.3 million and the gain recorded from the change in fair value included in earnings for the year ended December 31, 2012 was $179,000.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 19—Fair value of financial instruments (continued)

Interest Rate Lock and Forward Commitments

Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives.  Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest on the loan is locked.  Changes in the fair values of these derivatives are included in net gains on sales of loans.  At December 31, 2012, the interest rate lock commitments with a positive fair value totaled $97,000 and were recorded as an other asset. The interest rate lock commitments with a negative fair value at December 31, 2012 totaled $49,000 and were recorded as an other liability.

The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund the loans.  Changes in the fair values of these derivatives are included in net gains on sales of loans.  At December 31, 2012, the interest rate lock commitments with a positive fair value totaled $49,000 and were recorded as an other asset. The interest rate lock commitments with a negative fair value at December 31, 2012 totaled $97,000 and were recorded as an other liability.

Other Real Estate Owned
Foreclosed assets are adjusted to fair value upon transfer of the loans to other real estate owned.  Subsequently, other real estate owned is carried at the lower of carrying value or fair value less estimated selling costs.  Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral.  Most fair values of the collateral are based on an observable market price or a current appraised value; however, in some cases an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price.  Management may apply discount adjustments to the appraised value for estimated selling costs, information from comparable sales, and marketability of the property.  As such, the Company records other real estate owned with subsequent write downs after transfer as nonrecurring Level 3.  Other real estate owned that has had subsequent write-downs after transfer from loans to other real estate totaled $1.2 million and $1.0 million at December 31, 2012 and December 31, 2011, respectively.

 GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 19—Fair value of financial instruments (continued)

The tables below present information about assets and liabilities which are measured at fair value on a recurring basis:

	Fair Value Measurements at December 31, 2012, Using,
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
	(dollars in thousands)
U.S. Government and agency	$-	$55,565	$-	$55,565
Corporate bonds	-	3,112	-	3,112
Mortgage-backed - residential GSEs	-	51,295	-	51,295
State and municipal	-	22,788	-	22,788
Total	$-	$132,760	$-	$132,760

Loans held for sale	$-	$48,432	$-	$48,432
Derivative assets (1)	$-	$485	$-	$485
Derivative liabilities(1)	$-	$409	$-	$409
(1) This amount includes mortgage related interest rate lock commitments and commitments to sell.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 19—Fair value of financial instruments (continued)

	Fair Value Measurements at December 31, 2011, Using,
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
	(dollars in thousands)
U.S. Government and agency	$-	$31,069	$-	$31,069
Corporate bonds	-	-	-	-
Mortgage-backed - residential GSEs	-	54,351	-	54,351
State and municipal	-	14,863	-	14,863
Total	$-	$100,283	$-	$100,283

There were no transfers between Level 1 and Level 2 during 2012 or 2011.

Assets measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements at December 31, 2012, Using,
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
	(dollars in thousands)
Impaired loans, net of allowance
Commercial and industrial	$-	$-	$-	$-
Real estate - construction	-	-	542	542
Real estate - residential	-	-	477	477
Real estate - commercial	-	-	1,895	1,895
Consumer	-	-	16	16
Total impaired loans	$-	$-	$2,930	$2,930

Other real estate owned
Unimproved land	$-	$-	$642	$642
Real estate - residential	-	-	346	346
Real estate - commercial	-	-	172	172
Total other real estate owned	$-	$-	$1,160	$1,160

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 19—Fair value of financial instruments (continued)

	Fair Value Measurements at December 31, 2011, Using,
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
	(dollars in thousands)
Impaired loans, net of allowance
Commercial and industrial	$-	$-	$12	$12
Real estate - construction	-	-	3,288	3,288
Real estate - residential	-	-	237	237
Real estate - commercial	-	-	1,251	1,251
Consumer	-	-	28	28
Total impaired loans	$-	$-	$4,816	$4,816

Other real estate owned
Unimproved land	$-	$-	$963	$963
Real estate - residential	-	-	20	20
Real estate - commercial	-	-	55	55
Total other real estate owned	$-	$-	$1,038	$1,038

The following tables represent changes in nonrecurring fair value recorded during the years ended December 31, 2012 and 2011:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Impaired Loans	Other Real Estate Owned	Total
	(dollars in thousands)
Balance at December 31, 2011	$4,816	$1,038	$5,854
Gains included in earnings	-	103	103
Gross reductions	(1,886)	(1,980)	(3,866)
Transfers into (out of) Level 3	-	1,999	1,999
Balance at December 31, 2012	$2,930	$1,160	$4,090

Gross reductions in other real estate owned included $1,752,000 in sales and $228,000 in write downs.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 19—Fair value of financial instruments (continued)

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Impaired Loans	Other Real Estate Owned	Total
	(dollars in thousands)
Balance at December 31, 2010	$3,042	$2,751	$5,793
Gains (losses) included in earnings	-	132	132
Gross additions (reductions)	1,774	(1,845)	(71)
Transfers into (out of) Level 3	-	-	-
Balance at December 31, 2011	$4,816	$1,038	$5,854

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011
Note 19—Fair value of financial instruments (continued)

The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2012 for collateral dependent impaired loans and other real estate owned:

	Fair Value	Valuation Technique	Unobservable Inputs	Range			Weighted Average
Impaired loans:
Real estate – construction	$542	Sales comparison	Management and appraiser adjustment for difference between comparable sales	17.84%	-	87.45%	38.86%
Real estate – residential	477	Sales comparison	Management and appraiser adjustment for difference between comparable sales	0.00%	-	61.65%	19.05%
Real estate - commercial	1,895	Sales comparison	Management and appraiser adjustment for difference between comparable sales	0.70%	-	21.51%	6.68%
		Income approach	Capitalization rate		9.50%		9.50%
Consumer	16	NADA or third party valuation of underlying collateral	Management adjustment for comparable sales		32.03%		32.03%
Total	$2,930

Other real estate owned:
Unimproved land	$642	Sales comparison	Management and appraiser adjustment for difference between comparable sales	9.82%	-	90.00%	23.23%
Real estate - residential	346	Sales comparison	Management and appraiser adjustment for difference between comparable sales	6.81%	-	29.03%	11.87%
Real estate – commercial	172	Sales comparison	Management and appraiser adjustment for difference between comparable sales		25.92%		25.92%
		Income approach	Capitalization rate		10.00%		10.00%
Total	$1,160

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 19—Fair value of financial instruments (continued)

Financial Instruments
Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on the economic and competitive environment, the characteristics of the asset or liability, and other factors.  Therefore, the fair value cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.  Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect current or future values.

The methods and assumptions, not previously presented, used to estimate the fair value of significant financial instruments are as follows:

Cash and due from banks - The carrying value of cash and due from banks approximates the fair value and are classified as Level 1.

Loans held for sale – Loans held for sale are carried at fair value, as determined by outstanding commitments from third party investors.   Loans held for sale are classified as Level 2.

Federal Home Loan Bank stock - The fair value of Federal Home Loan Bank (“FHLB”) stock is not practicable since no ready market exists for the stock.

Deposits - The fair value of time deposits is estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities and is classified as Level 2.  The carrying value of other deposits approximates the fair value and they are classified as Level 1.

Repurchase agreements - The carrying value of repurchase agreements approximates fair value due to their short-term nature and they are classified as Level 1.

Short-term debt and other borrowings - Fair value approximates the carrying value of other borrowings due to their short-term nature and they are classified as Level 1.

Long-term debt - The fair value of long-term debt is calculated by discounting contractual cash flows using an estimated interest rate based on the current rates available for debt of similar remaining maturities and collateral terms, resulting in a Level 2 classification.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 19—Fair value of financial instruments (continued)

The carrying amount and estimated fair values of the Bank’s financial instruments at December 31, 2012 and December 31, 2011 are as follows:

	Fair Value Measurements at December 31, 2012
	Carrying Value	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Financial assets:
Cash and due from banks	$30,279	$30,279	$-	$-	$30,279
Securities available for sale	132,760	-	132,760	-	132,760
Loans, net of allowance	259,877	-	-	264,159	264,159
Loans held for sale	48,432	-	48,432	-	48,432
Federal Home Loan Bank stock	1,865	N/A	N/A	N/A	N/A
Accrued interest receivable, loans	1,123	-	1,123	-	1,123
Accrued interest receivable, securities	649	-	649	-	649
Other derivative assets(1)	485	-	485	-	485

Financial liabilities
Time deposits	$169,376	$-	$170,707	$-	$170,707
Other deposits	247,580	247,580	-	-	247,580
Repurchase agreements	3,333	3,333	-	-	3,333
FHLB short-term debt	25,028	25,028		-	25,028
Accrued interest payable, deposits	458	5	453	-	458
Accrued interest payable, repurchase agreements	3	3	-	-	3
Other derivative liabilities(1)	409	-	409	-	409
(1) This amount includes mortgage related interest rate lock commitments and commitments to sell.

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 19—Fair value of financial instruments (continued)

	Fair Value Measurements at December 31, 2011
	Carrying Value	Level 1	Level 2	Level 3	Total
	(dollars in thousands)
Financial assets:
Cash and due from banks	$34,902	$34,902	$-	$-	$34,902
Securities available for sale	100,283	-	100,283	-	100,283
Loans, net of allowance	278,810	-	-	281,533	281,533
Loans held for sale	45,227	-	45,227	-	45,227
Federal Home Loan Bank stock	2,070	N/A	N/A	N/A	N/A
Accrued interest receivable, loans	1,220	-	1,220	-	1,220
Accrued interest receivable, securities	512	-	512	-	512

Financial liabilities
Time deposits	$197,823	$-	$199,461	$-	$199,461
Other deposits	213,572	213,572	-	-	213,572
Repurchase agreements	3,565	3,565	-	-	3,565
FHLB long-term debt	25,000	-	25,972	-	25,972
Accrued interest payable, deposits	626	7	619	-	626
Accrued interest payable, borrowings	50	-	50	-	50

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 20 – Quarterly Financial Data (Unaudited)

The following table represents summarized data for each of the quarters in 2012 and 2011:

	Selected Quarterly Data
	2012				2011
	4Q	3Q	2Q	1Q	4Q	3Q	2Q	1Q
	(dollars in thousands, except per share data)
Interest income	$4,887	$5,200	$5,226	$5,256	$5,379	$5,489	$5,738	$5,717
Interest expense	649	945	1,016	1,072	1,164	1,352	1,512	1,674
Net interest income	4,238	4,255	4,210	4,184	4,215	4,137	4,226	4,043
Provision for loan losses	(306)	(729)	125	305	520	656	452	99
Net interest income after provision for loan losses	4,544	4,984	4,085	3,879	3,695	3,481	3,774	3,944
Non-interest income	3,529	4,824	3,484	2,921	2,983	2,886	2,383	2,898
Securities gain (loss)	(116)	11	-	-	44	-	14	-
Other-than-temporary impairment on securities	-	-	-	-	-	-	-	(38)
Less: Non-interest expenses	6,323	6,507	5,065	4,966	5,354	5,252	4,775	4,746
Income before income tax expense (benefit)	1,634	3,312	2,504	1,834	1,368	1,115	1,396	2,058
Income tax expense (benefit)	242	1,070	801	550	430	326	415	667
Net income	$1,392	$2,242	$1,703	$1,284	$938	$789	$981	$1,391

Basic earnings (loss) per common share	$0.39	$0.62	$0.47	$0.36	$0.26	$0.22	$0.28	$0.39
Diluted earnings (loss) per common share	$0.39	$0.62	$0.47	$0.36	$0.26	$0.22	$0.28	$0.39

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 21—Condensed financial information on Georgia-Carolina Bancshares, Inc. (Parent Company only)

Condensed Balance Sheets
December 31, 2012 and 2011
(dollars in thousands)

	2012	2011
Assets
Cash	$683	$492
Investment in subsidiary	55,383	49,803
Other assets	317	239
Total assets	$56,383	$50,534

Liabilities
Deferred tax liability	$7	$6
Other liabilities	51	83
Total liabilities	58	89

Shareholders' equity	56,325	50,445

Total liabilities and shareholders' equity	$56,383	$50,534

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 21—Condensed financial information on Georgia-Carolina Bancshares, Inc. (Parent Company only) (continued)

Condensed Statements of Income
Years Ended December 31, 2012 and 2011
(dollars in thousands)

	2012	2011

Income, dividends from subsidiary	$1,500	$-

Expenses
Director compensation	56	65
Legal fees	73	45
Audit exam and accounting fees	42	56
Annual report and proxy	20	25
Shareholder services	27	22
Consulting fees	-	27
Other	11	12
Total expenses	229	252

Income (loss) before income tax benefits and equity in undistributed earnings of subsidiary	1,271	(252)

Income tax benefits	75	76

Income (loss) before equity in undistributed earnings of subsidiary	1,346	(176)

Equity in undistributed earnings of subsidiary	5,275	4,275

Net income	$6,621	$4,099

GEORGIA-CAROLINA BANCSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Note 21—Condensed financial information on Georgia-Carolina Bancshares, Inc. (Parent Company only) (continued)

Condensed Statements of Cash Flows
Years Ended December 31, 2012 and 2011
(dollars in thousands)

	2012	2011
Cash flows from operating activities
Net income	$6,621	$4,099

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for deferred income taxes	1	-
SFAS 123R Stock option expense	143	108
Stock compensation	209	268
Equity in undistributed earnings of subsidiary	(5,275)	(4,275)
Change in other liabilities	(32)	(1)
Change in other assets	(78)	(101)
Net cash provided by operating activities	1,589	98

Cash flows from financing activities
Proceeds from stock options exercised	253	78
Repurchased Stock	(1,219)	-
Dividends	(432)	-
Net cash provided by (used in) financing activities	(1,398)	78

Net increase in cash and due from backs	191	176

Cash and due from banks at beginning of period	492	316

Cash and due from banks at end of period	$683	$492